As Filed with the Securities and Exchange Commission on July 14, 2000
                                         Registration No. 333-_________

==========================================================================
                   SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, D.C. 20549
                                FORM S-3
                         REGISTRATION STATEMENT
                    UNDER THE SECURITIES ACT OF 1933
                    ________________________________

                        MARGATE INDUSTRIES, INC.
         (Exact name of registrant as specified in its charter)

              DELAWARE                               84-8963939
   (State or other jurisdiction of        (IRS Employer Identification No.)
   incorporation or organization)

                          129 NORTH MAIN STREET
                          YALE, MICHIGAN  48097
                             (810) 387-4300
      (Address, including zip code, and telephone number, including area code or registrant's principal executive offices)

                            WILLIAM H. HOPTON
                                PRESIDENT
                        MARGATE INDUSTRIES, INC.
                          129 NORTH MAIN STREET
                          YALE, MICHIGAN  48097
        (Name, address, including zip code, and telephone number,
                including area code or agent for service)

                               Copies To:
         JOHN B. WILLS, ESQ.                       WILLIAM H. HOPTON
 BERENBAUM, WEINSHIENK & EASON, P.C.            MARGATE INDUSTRIES, INC.
 370 SEVENTEENTH STREET, SUITE 2600              129 NORTH MAIN STREET
    DENVER, COLORADO  80202-5626                  YALE, MICHIGAN  48097
           (303) 825-0800                           (810) 387-4300
                    ________________________________

Approximate date of commencement of proposed sale of the securities to the public: At such time or times after the effective date of this Registration Statement as the Selling Shareholders shall determine.

If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box: / /

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividends or interest reinvestment plans, check the following box: /X/

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:
  /  /   _______________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for
the same offering:  /  /   _________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /
                    ________________________________

                     CALCULATION OF REGISTRATION FEE
====================================================================================================
                                                Proposed maximum  Proposed maximum
     Title of each class of         Amount to be    offering          aggregate       Amount of
   Securities to be registered      registered  Price per unit(2)  Offering price  Registration Fee
----------------------------------------------------------------------------------------------------
Common Stock, $.015 par value (1)    280,000        $6.125          $1,715,000         $452.76
====================================================================================================

(1) Each share of the Registrant's Common Stock includes one stock purchase right.
(2) Estimated solely for the purpose of calculating the registration fee and computed in accordance with Rule 457(c) under the Securities Act based on the high $6.25 and low $6.00 sale prices of the Registrant's Common Stock as quoted on the Nasdaq Small Cap Market on July 11, 2000.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay the effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

                               PROSPECTUS

                        MARGATE INDUSTRIES, INC.

                     280,000 SHARES OF COMMON STOCK
                            ($.015 PAR VALUE)

                    ________________________________

     This Prospectus is part of a registration statement that covers 280,000 shares of our Common Stock which are presently outstanding as underlying outstanding options. These shares may be offered and sold from time to time by certain of our shareholders (the "Selling Shareholders") in a manner set forth in this Prospectus. We will receive up to approximately $455,000 from the exercise price of all the options (which have an exercise price of $1.625) if and when exercised. We will use the proceeds for general working capital purposes. We will not receive any of the proceeds from the sale of the Common Stock. We will bear the costs relating to the registration of the Common Stock, which we estimate to be $12,000.

     Our Common Stock is traded on the Nasdaq Stock Market under the symbol CGUL. The average of the high and low prices of the Common Stock as reported on the Nasdaq Stock Market on July 11, 2000 was $6.00 per share of Common Stock.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     Purchasing shares of our Common Stock involves a high degree of risk. See "Risk Factors" beginning on page 2.

                    ________________________________















          THE DATE OF THIS PROSPECTUS IS JULY __________, 2000

     The terms "Margate," "Company," "we," "our" and "us" refer to Margate Industries, Inc. unless the context suggests otherwise. The term "you" refers to a prospective investor.

                    ________________________________

     You should rely on the information contained or incorporated by reference in this prospectus. See "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference" on pages 6-7. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

                               THE COMPANY

     We engage in the business of performing finishing operations on grey iron castings for the foundry industry. The principal service that we render is the finishing, cleaning and testing of castings produced by our customers for the automotive industry and other component manufacturers in the United States and Canada. One of our subsidiaries, Brown City, doing business as Yale Industries, a Michigan corporation, is engaged in the business of performing operations for the foundry industry. These operations include the cleaning, grinding and testing of castings prior to shipment to the end purchaser. Yale Industries commenced operations in June of 1987. Its facilities are currently located in Yale, Michigan, approximately 30 miles from New Haven, Michigan, where New Haven Foundry is located. New Haven Foundry is our largest customer, a former subsidiary of the Company and is now controlled by one of our directors. New Haven Foundry uses the services of Yale for approximately 80% of the castings and cylinder heads they manufacture for Chrysler Corporation and others. We formed our Yale subsidiary because we believed that our separate company and facility provided New Haven Foundry, and other foundries, certain advantages over handling finishing functions in-house. We believe that this is due to the fact that over the past several years, automobile manufacturers have begun to require that additional finishing work and water testing be done on castings prior to shipment. These requirements have increased the amount of time and labor spent on these services. We have found that Yale Industries, as a separate company devoted to these activities, has been able to handle these functions more cost effectively. In addition, since Yale Industries is capable of providing these services to other customers as well as New Haven Foundry, Yale generates additional revenues for us.

     Our other subsidiary, Fort Atkinson Industries, is also engaged in the business of performing finishing operations on castings for the foundry industry. We believe there exists a significant potential for additional sales volume for finishing operations from non-affiliated foundries as we continue to grow and diversify into the non-automotive industries.

     As noted above, our main customer is New Haven Foundry which accounted for approximately 65.5% of our total revenue for the fiscal year ended December 31, 1999.

                           RECENT DEVELOPMENTS

     On July 10, 2000, we entered into an Agreement and Plan of Reorganization with B2B Euro Wireless.com, Inc. ("B2B") wherein B2B would become a wholly owned subsidiary of a new holding company ("Holding Company") to be formed by us. Thereafter, the Holding Company will acquire all of the outstanding shares of ours and issue its shares on a one-for-one basis to our existing shareholders for a total of approximately 1,800,000 shares and acquire all of the outstanding shares of B2B for 15,200,000 shares of the Holding Company. Accordingly, our existing shareholders will own approximately 11% on a fully diluted basis. Following this transaction, the board of directors of the Holding Company shall consist of two members designated by us and the remaining directors designated by B2B. B2B will also be required to make a $8.0 million cash investment prior to closing minus certain expenses and costs of business development.

     The consummation of this transaction is subject to completion of an S-4 registration statement with respect to the transaction, satisfaction of regulatory requirements, if any, and shareholder approval. The transaction has been reviewed by Chartered Capital Advisers, Inc. and we are in receipt of a fairness opinion indicating that the terms of the transaction are fair to our shareholders.

     B2B is a start up company which intends to develop an online business-to-business e-commerce platform and technology to maximize opportunities on the Internet. To date B2B has conducted only limited operations.

     On July 11, 2000, we declared a $0.50 cash dividend on all shares of our Common Stock held of record on July 24, 2000 with a payment date of August 25, 2000.

                              THE OFFERING

     Securities Offered  280,000 shares of Common Stock, $.015 par value

     Offering Price      All or part of the shares offered hereby may be
                         sold from time to time in amounts and on terms to be determined by the Selling Shareholders at the time of the sale

     Nasdaq Symbol       "CGUL"

                              RISK FACTORS

     You should carefully consider the following risk factors, in addition to the other information in this prospectus, before purchasing shares of our Common Stock. Each of these risk factors could adversely affect our business, operating results and financial condition. This means that each of these risk factors could adversely affect the value of our Common Stock. Investing in common stock involves a high degree of risk.

NATURE OF AUTOMOTIVE INDUSTRY

     Our principal operations are directly related to domestic automotive vehicle production. Automotive sales and production are cyclical and somewhat seasonal and can be affected by the strength of a country's general economy. In addition, automotive production and sales can be affected by labor relations issues (including strikes and other work stoppages), regulatory requirements, trade agreements, consumer spending trends and other factors. A decline in automotive sales and production could result in a decline in our results of operations or financial condition.

CYCLICALITY

     Our business is subject to cyclical fluctuations based on general economic conditions in general and the automotive industry specifically.

COMPETITION

     We face strong competitors in most of our markets. Competitive factors include price, delivery and quality. However, breadth of capabilities and customer service have become increasingly important. Some of our competitors may have greater financial resources than we do; others may have lower costs than we do. There can be no assurance that existing or potential competitors will not substantially increase their resources devoted to the development and marketing of products competitive with ours. Competitors in regions such as Mexico, South America and Europe may have lower costs, including labor costs, than we do.

CUSTOMER CONCENTRATION

     Historically, a small number of customers accounted for a substantial percentage of our net sales. In the fiscal year ended December 31, 1999, New Haven Foundry accounted for approximately 65.5% of our total revenue. A significant reduction in business from New Haven Foundry or any of our other customers could have a material adverse effect on our financial condition and results of operations.

ENVIRONMENTAL MATTERS

     We are subject to numerous laws and regulations that govern environmental issues, workplace safety, equal employment opportunities and other aspects of our business. We believe that we are in material compliance with the applicable environmental laws and regulations and are not aware of any outstanding violation or citations with respect thereto at any of our facilities. Our operations entail the risk of future noncompliance with environmental and other governmental regulations. The chief environmental issues for our foundries are air emissions and solid waste disposal. The cost of complying with various environmental regulations is likely to increase over time, and there can be no assurance that the cost of compliance will not have a material adverse effect on our financial condition and results of operations.

DEPENDENCE ON KEY PERSONNEL

     We are dependent on certain key personnel and our ability to maintain our competitive position will depend on our ability to retain key personnel and to continue to attract and retain highly qualified managerial and manufacturing personnel. There can be no assurance that the loss of key personnel would not have a material adverse effect on our financial condition and results of operations or that we will be able to recruit and retain such personnel.

LABOR RELATIONS

     Although we believe that our labor relations are good, there can be no assurance that a work stoppage will not occur in the future, which could have a material adverse effect on our financial condition and results of operations. There can also be no assurance that a work stoppage at one of our major customers would not have a material adverse effect on our financial condition and results of operations. Currently, our employees do not belong to a labor union, however, New Haven Foundry, a major customer, is unionized.

LIMITED PUBLIC MARKET AND POSSIBLE VOLATILITY OF SHARES OF COMMON STOCK

     The prices of securities of publicly traded corporations tend to fluctuate widely. It can be expected that trading in our Common Stock may have wide fluctuations in price. The limited market for our Common Stock, fluctuations in trading interest and changes in our operating results, financial condition and prospects could have a significant impact on the market prices for our Common Stock.

                       FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements within meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Exchange Act of 1934, including statements regarding, among other items, our growth strategies, anticipated trends in our business and our future results of operations, general economic conditions in the Northern United States, our ability to make and integrate acquisitions and the outcome of litigation and the impact of governmental regulation. These forward-looking statements are based largely on our expectations and are subject to a number of risks and uncertainties, many of which are beyond our control. Actual results could differ materially from these forward-looking statements as a result of, among other things:

     *    economic outlook,

     *    cost reduction,

     *    cash flow,

     *    operating performance,

     *    modification of existing strategies, or

     *    improvements and industry developments

In addition, the words "believe," "may," "will," "estimate," "continue," "anticipate," "intend," "expect" and similar expressions, as they relate to Margate, our business or our management, are intended to identify forward-looking statements.

     We undertake no obligations to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this prospectus. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in the prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

                             USE OF PROCEEDS

     We will receive approximately $455,000 from the exercise of certain options but nothing of the proceeds from the sale of the Common Stock. We have paid the costs relating to the registration of these shares, which we estimate to be $12,000.

                          SELLING SHAREHOLDERS

     The following table sets forth, for each Selling Shareholder, the amount of Common Stock of the Company owned, the number of shares of Common Stock offered hereby and the number of shares of Common Stock to be held and the percentage of outstanding Common Stock to be beneficially owned after completion of this offering (assuming the sale of all shares offered under this Prospectus).

                                      Number               Number of
                                     of Common           Common Shares
     Name                         Shares Owned(1)       Offered Hereby(1)
     ----                         ---------------       -----------------

     David A. Widlak                   80,000                80,000
     William H. Hopton                 60,000                60,000
     Laurie A. Hopton                   5,000                 5,000
     Kimbarlee S. Hopton                5,000                 5,000
     Melissa J. Monahan                 5,000                 5,000
     Steven H. Hopton                   5,000                 5,000
     Ken Hopton                        30,000                30,000
     Fred G. Schriever, Jr. and
       Suzanne Schriever               15,000                15,000
     Stephen W. and Shelia
      Schriever                        15,000                15,000
     Denis R. LeDuc                    30,000                30,000
     Delbert W. Mullens                30,000                30,000


               Total                  280,000               280,000
                                    =========             =========
     _______________
     (1) Represents only shares underlying options or issued upon exercise of options that were issued to Officers and Directors or their respective assigns and/or donees.

                          PLAN OF DISTRIBUTION

     We are registering the shares covered by this Prospectus for the Selling Shareholders. As used in this Prospectus, "Selling Shareholders" includes the pledgees, donees, transferees or others who may later hold the Selling Shareholders' interest. We will pay the costs and fees of registering the shares, but the Selling Shareholders will pay any brokerage commissions, discounts or other expenses relating to the sale of the shares.

     The Selling Shareholders may sell the shares in the over-the-counter market or otherwise, at market prices prevailing at the time of the sale, at prices related to the prevailing market prices, or at negotiated prices. In addition, the Selling Shareholders may sell some or all of their shares through:

     * a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

     * purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account; or

     * ordinary brokerage transactions and transactions in which a broker solicits purchasers.

     The Selling Shareholders may negotiate and pay broker-dealers commissions, discounts or concessions for their services. Broker-dealers engaged by the Selling Shareholders may allow other broker-dealers to participate in resales. However, the Selling Shareholders and any broker-dealers involved in the sale or resale of the shares may qualify as "underwriters" within the meaning of Section 2(a) (11) of the Securities Act of 1933. If the Selling Shareholders qualify as "underwriters" they will be subject to the prospectus delivery requirements of Section 5(b) (2) of the 1933 Act.

     In addition to selling their shares under this Prospectus, the Selling Shareholders may:

     * agree to indemnify any broker-dealer or agent against certain liabilities related to the selling of the shares, including liabilities arising under the 1933 Act;

     * transfer their shares in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer; or

     * sell their shares under Rule 144 of the 1933 Act rather than under this Prospectus, if the transaction meets the requirements of Rule 144.

                                 EXPERTS

     The financial statements incorporated in this Prospectus by reference to the Company's annual report on Form 10-K have been audited by Perrin, Fordree & Company, P.C., independent auditors, as stated in their report appearing herein in the Registration Statement, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                             LEGAL OPINIONS

     The legality of the shares offered hereby has been passed upon for us by Berenbaum, Weinshienk & Eason, P.C.

                   WHERE YOU CAN FIND MORE INFORMATION

     We file reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy documents we have filed at the SEC's public reference rooms located at 450 Fifth Street, N.W., Judiciary Plaza, Room 1024, Washington, D.C. 20549, and at regional offices of the SEC at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and at 7 World Trade Center, New York, New York 10048. For further information on the SEC's public reference rooms, please call 1-800-SEC-0330. Our filings are also available to the public from the SEC's Internet web site at http://www.sec.gov. Information about us also may be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     This prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf" registration process. Additional prospectuses or prospectus supplements may add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a later prospectus supplement. You should read this prospectus together with additional information described under the heading "Incorporation of Certain Documents by Reference."

             INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. Information filed with the SEC after the date of this prospectus will automatically update and supersede this information. The following documents filed with the SEC are incorporated by reference.

     (1)  Annual Report on Form 10-K for the year ended December 31, 1999.

     (2)  Quarterly Report on Form 10-Q for the quarter ended March 31, 2000.

     (3) Amendment No. 1 on Form 10-Q/A to previously filed Form 10-Q for the quarter ended March 31, 2000.

     (4) Amendment No. 2 on Form 10-Q/A to previously filed Form 10-Q for the quarter ended March 31, 2000.

     (5) Definitive Proxy Statement for Annual Meeting of Shareholders to be held June 28, 2000.

     (6) Report of unscheduled material events filed on Form 8-K on March 27, 2000.

     (7)  Report of acquisition of assets filed on Form 8-K on July 14, 2000.

     Any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act are incorporated by reference in this prospectus until we complete the offering of the securities.

     We will provide each person to whom a copy of this prospectus has been delivered, without charge, a copy of any of the documents referred to above as being incorporated by reference. You may request a copy by writing or telephoning William H. Hopton, 129 North Main Street, Yale, Michigan 48097 (telephone 810-387-4300).

     You should rely on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of the date other than the date on the front of those documents.

                                PART II
                 INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following sets forth expenses, other than underwriting fees and commissions, expected to be borne by the Registrant in connection with the distribution of the securities being registered:

Securities and Exchange Commission registration fee           $   452.76
Legal fees and expenses                                         6,000.00   (1)
Accounting fees and expense                                     3,000,00   (1)
Miscellaneous                                                   2,547.24   (1)
                                                              ----------

     Total(1)                                                 $12,000.00   (1)
                                                              ==========
____________
(1) All amounts listed above are estimates, except for the Securities and Exchange Commission registration fee.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company's Certificate of Incorporation (the "Certificate") provides that the Company shall indemnify each person who is or was a director, officer or employee of the Company to the fullest extent permitted under Section 145 of the Delaware General Corporation Law.
Section 145 of the Delaware General Corporation Law empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may indemnify such person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A corporation may, in advance of the final disposition of any civil, criminal, administrative or investigative action, suit or proceeding, pay the expenses (including attorneys' fees) incurred by any officer or director in defending such action, provided that the director or officer undertakes to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation.

     A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses (including attorneys' fees) which he actually and reasonably incurred in connection therewith. The indemnification provided is not deemed to be exclusive of any other rights to which an officer or director may be entitled under any corporation's bylaw, agreement, vote or otherwise.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.

ITEM 16. EXHIBITS.

     The following exhibits are filed as part of this registration statement pursuant to Item 601 of Regulation S-K:

  EXHIBIT NO.    TITLE
---------------  -----------------------------------------

           5     Opinion of Berenbaum, Weinshienk & Eason, P.C.

        23.1 Consent of Berenbaum, Weinshienk & Eason, P.C. (included in Exhibit 5)

        24.1     Consent of Perrin, Fordree & Company, P.C.

           5 Power of Attorney (included in the signature page of this registration statement)

ITEM 17. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement, provided, however, that notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form or prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                               SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Yale, State of Michigan on July 14, 2000.

                              MARGATE INDUSTRIES, INC.



                               /s/ WILLIAM H. HOPTON
                              -------------------------------------
                              By:  William H. Hopton, President, Chief
                              Financial Officer, Treasurer and Director


                            POWER OF ATTORNEY

     Each of the undersigned hereby nominates, constitutes and appoints William H. Hopton and if not available, David A. Widlak, to be his true and lawful attorney-in-fact and to sign in his name and on his behalf in any and all capacities stated below, and to file with the Securities and Exchange Commission (the "Commission"), any and all amendments, including post-effective amendments on Form S-3 or other appropriate form, to this registration statement, and any additional registration statement pursuant to Rule 462(b), and generally to do all such things on his behalf in any and all capacities stated below to enable the Company to comply with the provisions of the Securities Act of 1933 and all requirements of the Commission.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on July 14, 2000.



/s/ WILLIAM H. HOPTON
---------------------------
William H. Hopton

/s/ DAVID A. WIDLAK
---------------------------
David A. Widlak

/s/ DENIS R. LEDUC
---------------------------
Denis R. LeDuc

/s/ DELBERT W. MULLENS
---------------------------
Delbert W. Mullens

/s/ FREDERICK G. SCHRIEVER
---------------------------
Frederick G. Schriever